Exhibit 21

SUBSIDIARIES OF SIERRA BANCORP

Name of Subsidiary	Jurisdiction of Incorporation
Bank of the Sierra	California
Sierra Statutory Trust II	Connecticut
Sierra Capital Trust III	Delaware